FOR IMMEDIATE RELEASE
Workiva Appoints Brigid A. Bonner to its Board of Directors
AMES, Iowa - November 1, 2018 - Workiva (NYSE:WK), a leader in data collaboration, reporting and compliance solutions, today announced that Brigid A. Bonner, Chief Experience Officer of CaringBridge, has been appointed to its Board of Directors. The appointment brings the size of the Workiva Board of Directors to seven members.
“Brigid brings a wealth of knowledge in technology, digital marketing, operations and strategic planning to our board,” said Marty Vanderploeg, Workiva Chief Executive Officer and board member. “She is an experienced leader and a practical operator who has helped organizations create efficiencies and improve top-line growth by combining technology with leading-edge marketing and sales strategies.”
“Brigid offers valuable perspective to our board based on her background in retail, technology and healthcare industries as well as her leadership on the boards of public and private companies,” said David Mulcahy, Chairman of Workiva.
“I am honored to serve on the Workiva Board of Directors,” said Bonner. “This is a very exciting time for Workiva as it expands into new markets and geographies and releases new platform capabilities that are transforming how people collaborate with data across the enterprise and around the world.”
About Brigid A. Bonner
Brigid A. Bonner is the Chief Experience Officer of CaringBridge, a global nonprofit social network dedicated to helping family and friends communicate with and support loved ones during a health journey. At CaringBridge, she is responsible for development, marketing, product design and customer experience. She was previously Vice President of Digital Marketing for Schwan’s Home Service, where she transformed e-commerce for the privately held food company with over 2 million customers.
Previously, she was Senior Vice President of Strategy and Planning for OptumHealth. Before that, she was Senior Vice President and Chief Information Officer at UnitedHealth Technologies, a shared services architecture and infrastructure organization of UnitedHealth Group. She has also served in various technology and operational leadership roles with SimonDelivers, Target Corporation and IBM.
Bonner serves on the board of Medica, a not-for-profit health services company, and is a former board member of Analyst International Corporation, a publicly traded IT services and staffing company that was acquired by American CyberSystems, Inc.
Bonner holds a bachelor’s degree in journalism and industrial administration from Iowa State University and an MBA degree from Harvard Business School.

About Workiva
Workiva delivers Wdesk, a leading enterprise cloud platform for data collaboration, reporting and compliance that is used by thousands of organizations worldwide, including over 75 percent of the Fortune 500®. Companies of all sizes, state and local governments and educational institutions use Wdesk to help mitigate risk, improve productivity and gain confidence in their data-driven decisions. For more information about Workiva (NYSE:WK), visit workiva.com.

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Contact:

Workiva
Eileen Gannon
(515) 663-4471
press@workiva.com